Exhibit 10.82

THE BANK OF NEW YORK MELLON CORPORATION

The Bank of New York Mellon Corporation Long-Term Incentive Plan

FORM OF NONSTATUTORY STOCK OPTION AGREEMENT

The Bank of New York Mellon Corporation (the “Corporation”) and                     , a key employee (the “Optionee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Grant

1.1 Grant of Option. Subject to the terms and conditions set forth in this Nonstatutory Stock Option Agreement (this “Agreement”) and to the terms of The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “Plan”), the Corporation hereby grants to the Optionee a stock option (the “Option”) to purchase              shares of the Corporation’s common stock, par value $.01 (the “Common Stock”) from the Corporation at a price of $         per share (the “Option Price”), which is the Fair Market Value of the shares of Common Stock covered by the Option on (the “Grant Date”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.2 Acceptance. The Optionee accepts the grant of the Option confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as this Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of the Agreement or the Plan shall, without the written consent of the Optionee, adversely affect the rights of the Optionee with respect to the Option.

SECTION 2: Vesting, Exercise and Expiration

2.1 Vesting. Subject to Sections 3 and 4.8 of this Agreement, the Option will vest and become exercisable in annual installments over a four-year vesting period according to the following vesting schedule:

  1/4 of the Option will vest upon the 1st anniversary of the Grant Date;

an additional  1/4 of the Option will vest upon the 2nd anniversary of the Grant Date;

an additional  1/4 of the Option will vest upon the 3rd anniversary of the Grant Date; and

an additional  1/4 of the Option will vest upon the 4th anniversary of the Grant Date;

provided that the Optionee is employed by the Corporation on such anniversary, with all fractional shares, if any, rounded up and vesting as whole shares upon the earlier vesting date(s). “Corporation,” when used herein with reference to employment of the Optionee, shall include any Affiliate of the Corporation. To the extent vested, the Option may be exercised in whole or in part from the date of vesting through and including the Option Expiration Date, as defined in Section 2.3 hereof, subject to any limits provided in Section 3.

2.2 Exercise. This Option shall be exercised by the Optionee by delivering to the Executive Compensation Division of the Corporation’s Human Resources Department (i) this Agreement signed by the Optionee, (ii) a written (including electronic) notification specifying the number of shares which the Optionee then desires to purchase, (iii) a check payable to the order of the Corporation, which may include cash forwarded through the broker or other agent-sponsored exercise or financing program approved by the Corporation, and/or shares, or certification of ownership for shares, of Common Stock equal in value to the aggregate Option Price of such shares and/or an instruction from the Optionee directing the Corporation to withhold shares of Common Stock otherwise receivable upon exercise of this Option (subject to any restrictions regarding prior ownership of such shares or an equivalent number of shares imposed by the Corporation), and (iv) a stock power executed in blank for any shares of Common Stock delivered or withheld pursuant to clause (iii) hereof. Shares of Common Stock surrendered, certified or withheld in exercise of this Option shall be subject to terms and conditions imposed by the Committee and shall be valued as of the date, and by the means, prescribed by the Corporation’s procedures in effect at the time of such exercise and in accordance with the terms of the Plan. As soon as practicable after each exercise of this Option and compliance by the Optionee with all applicable conditions, the Corporation will credit the number of shares of Common Stock, if any, which the Optionee is entitled to receive upon such exercise under the provisions of this Agreement to a book-entry account in the Optionee’s name.

2.3 Expiration. The Option shall expire and cease to be exercisable on the earlier of (a) either (i) the last trading day immediately preceding the ten year anniversary of the Grant Date or, if earlier, (ii) the date of cancellation provided for in Section 4.8 (the earlier of (i) and (ii) referred to as the “Option Expiration Date”) or (b) the expiration date provided for in Section 3.

SECTION 3: Termination of Employment, Disability and Performance Adjustment

3.1 Termination of Employment.

(a) General. If the Optionee’s employment with the Corporation is terminated, this Option will expire on the Termination Date except as provided in Sections 3.2 or 3.3 hereof.

(b) Meaning of Terms. As used in this Agreement, (i) “Termination Date” shall mean the date upon which the Optionee ceases performing services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation; and (ii) “Payroll Separation Date” shall mean the last day for which the Optionee receives salary continuance or separation/transition pay from the Corporation, if any, without regard to any period during which receipt of payments may be delayed to avoid imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the Optionee does not receive salary continuance or separation/transition pay from the Corporation, the Payroll Separation Date will be the same date as the Termination Date.

3.2 Specified Terminations of Employment.

(a) Termination Without Cause/With Cause. If the Optionee’s employment is terminated by the Corporation without “Cause,” as defined in Section 3.2(f) below, the unvested portion of the Option will expire on the Termination Date except in situations where vesting would have occurred but for (i) a delay pursuant to Section 3.5 below; or (ii) the fact that a determination has not yet been made as to whether a performance adjustment pursuant to Section 3.4 below is required, in which cases the unvested portion will vest in accordance with the terms of this Agreement provided that the Committee determines the effect, if any, of a performance adjustment, and the Optionee will have thirty days following the Termination Date (or later vesting date) to exercise the portion of the Option that was vested on the Termination Date (or later vesting date); provided, however, if the Optionee is entitled to separation/transition pay from the Corporation, (i) the Option will continue to vest as set forth in Section 2.1 hereof through the Payroll Separation Date, subject to adjustment and limitation as set forth in Section 3.4, (ii) the vested portion of the Option may be exercised for one year following the Payroll Separation Date and (iii) the unvested portion of the Option will expire on the Payroll Separation Date; provided further, in any case the Option may not extend beyond the Option Expiration Date. Notwithstanding anything to the contrary contained in this Agreement, upon the effective date of a termination of the Optionee’s employment with the Corporation for Cause, the Option will immediately expire without consideration or further action being required of the Corporation.

(b) Termination following Satisfaction of Age Criteria:

(i) Age 55 until 60. If the Payroll Separation Date occurs on or after the Optionee’s attainment of age 55 but prior to age 60, the Option will continue to vest as set forth in Section 2.1 hereof through the Payroll Separation Date, subject to adjustment and limitation as set forth in Section 3.4, the unvested portion will expire on the Payroll Separation Date, and the Optionee will have three years from the Payroll Separation Date to exercise the portion of the Option that was vested as of such date (or, if earlier, until the Option Expiration Date).

(ii) Age 60 until 65. If the Payroll Separation Date occurs on or after the Optionee’s attainment of age 60 but prior to age 65, the Option will continue to vest as set forth in Section 2.1 hereof during the five year period following the Payroll Separation Date, subject to adjustment and limitation as set forth in Section 3.4, the unvested portion will expire at the end of such period and the Optionee will have five years following the Payroll Separation Date to exercise the Option to the extent it is or becomes vested during such period (or, if earlier, until the Option Expiration Date).

(iii) Age 65 and over. If the Payroll Separation Date (or, if earlier, the Termination Date) occurs on or after the Optionee’s attainment of age 65, this Option will automatically become exercisable upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date; provided, however, if the Optionee has not attained age 65 on the Termination Date but attains age 65 before the Payroll Separation Date, the Option will automatically become exercisable upon the next scheduled vesting date following the Optionee’s attainment of age 65 or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date, in each case subject to adjustment and limitation as set forth in Section 3.4. The Optionee will have seven years following the Payroll Separation Date to exercise the Optionee’s vested Option (or if earlier, until the Option Expiration Date).

(c) Sale of Business Unit or Subsidiary. Subject to adjustment and limitation as set forth in Section 3.4, if the Optionee’s employment with the Corporation is terminated by the Corporation due to the sale of a business unit or subsidiary of the Corporation by which the Optionee is employed, and the Optionee is not otherwise entitled to transition/separation pay from the Corporation, any then unvested Option shall vest upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date, on a pro-rata basis equal to (i) the number of whole and fractional months from the Grant Date through the Termination Date (without regard to any delayed vesting under Section 3.5 below), divided by (ii) 48 months, with the result multiplied by (iii) the total number of the shares subject to the Option, with that result reduced by (iv) the number of shares subject to the Option that were already vested as of the Termination Date. Any portion of the Option that will not vest pursuant to the pro-rata calculation in the prior sentence will expire on the Termination Date. In such case, the Optionee will have two years following the Termination Date to exercise the vested portion of the Option (or if earlier, until the Option Expiration Date).

(d) Death. Subject to adjustment and limitation as set forth in Section 3.4, if the Optionee shall die while employed by the Corporation, or within a period following termination of employment during which this Option remains exercisable, the then remaining unvested portion of this Option shall automatically become exercisable upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date, and the executor or administrator of the Optionee’s estate or the person or persons to whom the Optionee shall have transferred such right by Will or by the laws of descent and distribution will have two years following the date of death to exercise the Optionee’s vested Option (or if earlier, until the Option Expiration Date).

(e) Change in Control. Subject to adjustment and limitation as set forth in Section 3.4, if the Optionee’s employment is terminated by the Corporation without “Cause”, as defined in Section 3.2(f) below, within two years after a Change in Control, as defined in Section 10.1(a) of the Plan, occurring after the Grant Date, this Option shall automatically become exercisable upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date, and the Optionee will have one year following the later of the Payroll Separation Date or such next scheduled vesting date to exercise the Optionee’s vested Option (or in each case, if earlier, until the Option Expiration Date).

(f) Cause Definition. Solely for purposes of this Agreement, “Cause” shall mean when the Corporation or any Affiliate determines, in its sole discretion, that:

(i) the Optionee has been convicted of, or has entered into a pretrial diversion or entered a plea of guilty or nolo contendere (plea of no contest) to a crime or offense constituting a felony (or its equivalent under applicable laws outside the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude the Optionee from being employed with a financial institution;

(ii) the Optionee is grossly negligent in the performance of his or her duties or has failed to perform in any material respect the duties of his or her employment, including, without limitation, failure to comply with any lawful directive from the Corporation, other than by reason of incapacity due to disability or from any permitted leave of absence required by law;

(iii) the Optionee has violated the Corporation’s Code of Conduct or any of the policies of the Corporation governing the conduct of the Corporation’s business or his or her employment;

(iv) the Optionee has engaged in any misconduct which has the effect of being materially injurious to the Corporation, including, but not limited to, its reputation;

(v) the Optionee has engaged in an act of fraud or dishonesty, including, but not limited to, taking or failing to take actions intending to result in personal gain; or

(vi) if the Optionee is employed outside the United States and there are circumstances other than the above that warrant the immediate termination of his or her employment without any notice or payment in accordance with the terms of his or her employment agreement.

[(g) Special Termination Right. If the Optionee’s employment is terminated pursuant to the terms and conditions of the Special Termination Right, as such term is defined in                     , the unvested portion of the Option will vest and become immediately exercisable upon the Termination Date, except with respect to     % of the unvested portion subject to forfeiture as set forth in Section 3.4 which shall remain unvested until the application of the next performance adjustment has been determined, and will continue to be outstanding and in effect for five years following the Termination Date (or, if earlier, until the Option Expiration Date).]

(h) Limitation. During any interim period in which Optionee’s entitlement to separation/transition pay is not yet established Optionee shall not be permitted to exercise this Option in cases where the exercise or vesting thereof is dependent upon whether the Optionee is so entitled.

3.3 Disability. Subject to adjustment and limitation as set forth in Section 3.4, this Option shall automatically vest and become exercisable upon the next scheduled vesting date following the first day for which the Optionee receives long-term disability benefits under the Corporation’s long-term disability plan or, if later, the date the performance adjustment set forth in Section 3.4 is determined for the calendar year immediately preceding such next scheduled vesting date, and the Optionee will have two years following such date to exercise the Optionee’s vested Option (or if earlier, until the Option Expiration Date).

3.4 Performance Adjustment. If as of the end of any single calendar year during which any portion of the Option remains unvested (and without regard to the Optionee’s continued employment during such year), either (i) the Corporation’s Return on Tangible Common Equity is less than     %, or (ii) if the Optionee is, or was at any time on or after the Grant Date, directly responsible for a business unit and such business unit incurs a Net Operating Loss for such year, then     % of any unvested portion of this Option (applied uniformly to all unvested tranches) shall be forfeited and shall terminate[; provided, however, in the case of vesting pursuant to Section 3.2(g) the amount forfeited shall be the remaining unvested portion]. For the purposes of this Section, “Return on Tangible Common Equity” shall mean GAAP earnings divided by the annual average tangible common equity, excluding write-offs of intangibles and goodwill, and “Net Operating Loss” shall mean negative operating income, excluding write-offs of intangibles and goodwill. Prior to the determination of the performance adjustment for the calendar year, no unvested portion of the Option may vest or become exercisable [except as provided in Section 3.2(g)]. Performance adjustments shall be determined in good faith by the Committee, and following a Change in Control or other corporate-type event may include, without limitation, determinations with respect to the performance calculation and the applicable time period for measuring performance, so as to preserve as nearly as practicable the intended effect of this Section.

3.5 Delayed Vesting. Notwithstanding the foregoing provisions of this Section, any vesting under this Agreement which would otherwise occur within one year from the Grant Date will be delayed until the one year anniversary of the Grant Date except in the case of vesting that may occur due to death, disability or as may be required by prior contractual obligation.

SECTION 4: Miscellaneous

4.1 No Right to Employment. Neither the grant of the Option nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Optionee’s employment at any time, for any reason, with or without cause.

4.2 Nontransferable. This Option may not be transferred except by the Optionee upon his or her death. No other assignment or transfer of this Option, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise shall be permitted, but immediately upon any such assignment or transfer this Option shall terminate and become of no further effect. During the Optionee’s life this Option shall be exercisable only by the Optionee, and after the Optionee’s death the Option shall remain subject to any restrictions on exercise and otherwise as if held by the Optionee. Whenever the word “Optionee” is used in any provision of this Option under circumstances where the provision should logically be construed to apply to the executors, the administrators or other persons to whom this Option may be transferred, the word “Optionee” shall be deemed to include such person or persons.

4.3 Adjustment. This Option is subject to adjustment as provided in Article IX of the Plan.

4.4 Compliance with Laws. Notwithstanding any other provision hereof, the Optionee hereby agrees that he or she will not exercise the Option, and that the Corporation will not be obligated to issue any shares to the Optionee hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Optionee or the Corporation of any applicable laws, regulations or relevant regulatory requirements or interpretations in effect from time to time (“Applicable Laws”). Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obliged to register any securities pursuant to the U.S. Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Option or the issuance of shares pursuant thereto to comply with any Applicable Laws. For the avoidance of doubt, the Optionee understands and agrees that if any payment or other obligation under of arising from this Agreement or the Plan is in conflict with or is restricted by any Applicable Laws, then the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance.

4.5 Plan Governs. This is the Award Agreement referred to in Section 2.3(b) of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan can be found on the Corporation’s equity award website or may be obtained from the Executive Compensation Division of the Corporation’s Human Resources Department. No amount of income received by an Optionee pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation.

4.6 Nonstatutory Stock Option. The parties hereto agree that the Option granted hereby is not, and should not be construed to be, an incentive stock option under Section 422 of the Code.

4.7 Tax Withholding. In each case where the Optionee exercises this Option in whole or in part, the Corporation will notify the Optionee of the amount of withholding tax, if any, required under federal and, where applicable, state and local law, and the Optionee shall, forthwith upon the receipt of such notice, remit the required amount to the Corporation or, in accordance with such regulations as the Committee may prescribe, elect to have the withholding obligation satisfied in whole or in part by the Corporation withholding full shares of Common Stock and crediting them against the withholding obligation. The Corporation’s obligation to issue or credit shares to the Optionee is contingent upon the Optionee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements.

4.8 Forfeiture and Repayment. If, directly or indirectly:

(a) during the course of the Optionee’s employment with the Corporation or, if longer, the period during which this Option is outstanding, the Optionee engages in conduct or it is discovered that the Optionee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b) during the course of the Optionee’s employment with the Corporation and, unless the Optionee has post-termination obligations or duties owed to the Corporation or its Affiliates pursuant to an individual agreement set forth in subsection (d) below, for one year thereafter, the Optionee engages in solicitation and/or diversion of customers or employees;

(c) during the course of the Optionee’s employment with the Corporation, the Optionee engages in competition with the Corporation or its Affiliates;

(d) following termination of the Optionee’s employment with the Corporation for any reason, with or without cause, the Optionee violates any post-termination obligations or duties owed to the Corporation or its Affiliates or any agreement with the Corporation or its Affiliates, including without limitation, any employment agreement, confidentiality agreement or other agreement restricting post-employment conduct; or

(e) any compensation that the Corporation has promised or paid to Optionee is required to be forfeited and/or repaid to the Corporation pursuant to applicable regulatory requirements;

the Corporation may cancel all or any portion of this Option with respect to the shares not yet exercised and/or require repayment of any shares (or the value thereof) or amounts which were acquired from exercise of the Option. The Corporation shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 4.8, and, in such event, the portion of this award that shall be cancelled and the sums or amounts that shall be repaid.

4.9 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law rules calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.

4.10 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

4.11 Waiver. The Optionee acknowledges that a waiver by the Corporation of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

THE BANK OF NEW YORK MELLON CORPORATION

By:
[Name/Title]

OPTIONEE

[Name]